EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                 NTL ACQUIRES KEY STRATEGIC BT CABLE FRANCHISES
                   TOTAL FRANCHISE GROWS TO 5.8 MILLION HOMES

New York,  New York (July 18  1999)--NTL  Incorporated  (NASDAQ:  NTLI;  EASDAQ:
NTLI.ED) NTL announced that it has acquired certain broadband cable franchises from British Telecommunications plc ("BT"). The franchises are located in Westminster and Milton Keynes and cover a total of approximately 210,000 homes, approximately 189,000 of which are passed by broadband networks. The acquisitions increase NTL's total franchise homes in the UK and Ireland to more than 5.8 million homes.

NTL expects to invest approximately 15 million pounds sterling to upgrade the networks for digital cable, interactive services and high speed Internet access. In addition, NTL will pay BT 5 million pounds sterling on closing and up to 14 million pounds sterling on completion of the upgrade of the Westminster network. Thereafter, NTL will lease the networks from BT on a long term basis for an annual lease payment of approximately 3.9 million pounds sterling.

Westminster is one of the UK's most prestigious cable franchises, and gives NTL a strategically important presence in the heart of London. The franchise covers approximately 137,000 homes and enables NTL to reach the offices and homes of key people within the UK government and leading businesses. This network will be connected to NTL's fiber facilities in London. Milton Keynes fills an important geographic area within NTL's existing cluster of franchises, connecting in the north to its Northampton franchise, in the east to its Bedfordshire franchise and in the south to its Oxford franchise. This franchise covers approximately 74,000 homes, and has achieved 81% customer penetration. In addition to these franchises, NTL will acquire an additional 24,000 homes which are served by narrowband cable systems.

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18th July
NTL Announces Acquisition of BT Cable Franchises page 2/2


For further information contact: John F. Gregg, Chief Financial Officer; Richard
J. Lubasch, Executive Vice President-General Counsel; or Kathy Makrakis, Director - Investor Relations: (212)-906-8457, e-mail:
investor-relations@NTLi.com.

In the United Kingdom contact: Alison Smith, Head of Group Communications:
011-44-1252-402662, e-mail: alison.smith@NTL.com

More on NTL:

     No other company matches NTL's capability to use world-leading technology to deliver telephone, tv, internet and interactive services to UK homes and businesses.

     22 million homes watch ITV, C4 and C5 thanks to NTL's transmission network:
     5.6 million of those homes are within its "speed of light" fiber-optic broadband network.

     NTL pioneered digital tv and is involved in digital terrestrial, cable and satellite and launched the UK's first interactive service in March 1999.

     NTL's national network carries such names as Virgin, Orange and AT&T. With businesses in France, Australia and Ireland, NTL's headquarters is in Hook, Hampshire, UK. It has over 10,000 associates and is listed on NASDAQ.

     To get the bigger picture, or find out more about one of our business areas, visit our website at www.ntl.com. The press office page invites you to register for a press pass to receive up to the minute information and images.